Exhibit 99.1

Year-End 2020 - Earnings Release

FOR IMMEDIATE RELEASE

From: David Beaver

           Uwharrie Capital Corp

           704-991-1266

Date:  March 12, 2021

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $828 million at December 31, 2020, versus $657 million at December 31, 2019.

Net income for the twelve-month period ended December 31, 2020, was $8.1 million versus $3.1 million for the same period in 2019.  For the twelve months ended December 31, 2020, net income available to common shareholders was $7.5 million or $1.06 per share compared to $2.5 million or $0.34 per share for December 31, 2019. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The strong earnings for 2020 were driven by mortgage production, which increased from $122M produced during 2019 to $338M produced during 2020.Uwharrie Bank also increased reserves in the Allowance for Loan Losses by $2.4M during 2020 due to the uncertainty in the market as a result of the global pandemic.  Our core bank earnings and our wealth advisory earnings both improved year over year as well.

Roger Dick, Chief Executive Officer of Uwharrie Capital Corp said, “Our strategy of diversifying income streams has proven beneficial during 2020, which became an unprecedented time in our history. Our mission still holds true as we offer financial services and products to support our customers in the communities we serve.”

During 2020, Uwharrie Bank also participated in the Small Business Administration’s Paycheck Protection Program (“SBA PPP”) to provide capital to small businesses in order to provide paychecks to their employees. David Beaver, President and Chief Financial Officer of Uwharrie Bank commented, “Our mission of Making a Difference® in our community has never been more evident than our team of associates’ reaction to the financial needs of customers and non-customers during the pandemic. Our efforts in the SBA PPP program led to over 12,000 paychecks remaining in families’ hands throughout our community.”

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors.  Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.

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